Exhibit 21.1

List of Subsidiaries of the Registrant

Legal Name of the Subsidiary	Jurisdiction
MEDIROM Shared Services Inc.	Japan
WING Inc.	Japan
JOYHANDS WELLNESS Inc.	Japan
Medirom Human Resources Inc.	Japan
SAWAN CO. LTD.	Japan
ZACC Kabushiki Kaisha	Japan
MEDIROM MOTHER Labs Inc.	Japan
MEDIROM Rehab Solutions Inc.	Japan